Exhibit 99.1

 Pediatrix Reports Revenues for 2006 Fourth Quarter, Same-unit Growth of 13.4 Percent


    FORT LAUDERDALE, Fla.--(BUSINESS WIRE)--Feb. 15, 2007--Pediatrix Medical Group Inc. (NYSE:PDX) today reported revenues for the three months and 12 months ended December 31, 2006. Additional financial results will be issued upon completion of a review of the Company's historic stock option practices that was announced in August 2006.

    Pediatrix reported net patient service revenue of $211.3 million for the three months ended December 31, 2006, up 19 percent from $177.7 million for the same period of 2005.

    Pediatrix's 2006 fourth quarter growth was driven principally by higher same-unit revenue of 13.4 percent, as well as contributions from acquisitions. Pediatrix continued to experience favorable impact from a new billing code for neonatal physician services that was introduced in 2006, as well as better reimbursement from payors. Same-unit revenue growth attributed to volume for all services grew by 4 percent, which includes 3.0 percent growth in neonatal intensive care unit volume.

    For the year ended December 31, 2006, Pediatrix had net patient service revenue of $818.6 million, up 18 percent from the prior-year period. Same-unit growth during 2006 was 11.9 percent over 2005. Overall same-unit patient volume grew by 5 percent in 2006, including NICU patient volume growth of 3.6 percent.

    At December 31, 2006, Pediatrix had cash, cash equivalents and short-term investments of $135.3 million, and net accounts receivable of $125.6 million. Pediatrix had no amounts outstanding under its $225 million revolving credit facility at the end of 2006. During the year, Pediatrix invested $91.8 million of its cash to acquire eight physician group practices.

    Pediatrix also reported 2006 operating data for NICUs staffed by Pediatrix physicians, including the total number of births at hospitals where its physicians practice, admissions to NICUs at those hospitals, and total NICU patient days.


                         NICU Operating Data
                                                    12 Months Ended
                                                     December 31,
                                                      2006       2005
                                                 ---------- ----------
Number of:
Births                                             674,336    629,948
NICU Admissions                                     80,151     72,876
NICU Patient days                                1,472,428  1,347,064

    Option Grant Practices Review

    The Audit Committee of Pediatrix's Board of Directors is continuing its review of the Company's practices relating to its historical stock option grants and is striving to complete this review as soon as possible. As part of this review, the Audit Committee, Company management and the Company's independent public accounting firm are working to complete an analysis of the financial impact resulting from the improper dating of certain stock option grants. The Company has not yet determined whether any restatement of the Company's historical financial statements will be required. Additionally, there can be no assurance that the Audit Committee's review will be completed in time to meet the deadline, or any extension of the deadline, to file the Company's Annual Report on Form 10-K.

    Pediatrix Completes Final Step in Government Investigation

    Pediatrix also announced that it has executed final agreements with each of the state Medicaid programs participating in the previously announced settlement agreement with the U.S. Department of Justice. The government's national investigation was related to the Company's Medicaid and TRICARE billing practices for neonatal services from 1996 - 1999. Pediatrix paid the full settlement amount to the federal government in September 2006, and under the terms of the settlement agreement the federal government may now disburse each participating state's portion of the settlement amount to the individual states.

    Investor Conference Call

    Pediatrix Medical Group, Inc. will host an investor conference call to discuss the quarterly revenue results at 10 a.m. (ET) today. The conference call Webcast may be accessed from the Company's Website, www.pediatrix.com. A telephone replay of the conference call will be available from 1:30 p.m. (ET) today through midnight (ET) February 29, 2007 by dialing 800-475-6701, access code 863159. The replay will also be available at www.pediatrix.com.

    About Pediatrix

    Pediatrix Medical Group, Inc. is the nation's leading provider of newborn, maternal-fetal and pediatric physician subspecialty services. Pediatrix physicians and advanced nurse practitioners are reshaping the delivery of maternal-fetal and newborn care by identifying best demonstrated processes and participating in clinical research to enhance patient outcomes and provide high-quality, cost-effective care. Founded in 1979, its neonatal physicians provide services at more than 240 NICUs, and through Obstetrix, its perinatal physicians provide services in many markets where Pediatrix's neonatal physicians practice. Combined, Pediatrix and its affiliated professional corporations employ more than 900 physicians in 32 states and Puerto Rico. Pediatrix is also the nation's largest provider of newborn hearing screens and newborn metabolic screening. Additional information is available at www.pediatrix.com.

    Certain statements and information in this press release may be deemed to be "forward-looking statements" within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our objectives, plans and strategies, and all statements (other than statements of historical facts) that address activities, events or developments that we intend, expect, project, believe or anticipate will or may occur in the future are forward-looking statements. These statements are often characterized by terminology such as "believe," "hope," "may," "anticipate," "should," "intend," "plan," "will," "expect," "estimate," "project," "positioned," "strategy" and similar expressions, and are based on assumptions and assessments made by Pediatrix's management in light of their experience and their perception of historical trends, current conditions, expected future developments and other factors they believe to be appropriate. Any forward-looking statements in this press release are made as of the date hereof, and Pediatrix undertakes no duty to update or revise any such statements, whether as a result of new information, future events or otherwise. Forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties. Important factors that could cause actual results, developments, and business decisions to differ materially from forward-looking statements are described in Pediatrix's most recent Annual Report on Form 10-K, including the section entitled "Risk Factors". Additional factors include, but are not limited to, uncertainties related to: the time needed to complete an Audit Committee's inquiry into historic stock option grant practices; whether or not the Audit Committee's inquiry will require the restatement of Pediatrix financial statements; the financial reporting impact of improperly dated stock options; the tax effects of improperly dated stock options; the potential discovery of accounting errors or other adverse facts and possible litigation or regulatory action resulting from the SEC's informal investigation or the U.S. Attorney's investigation of Pediatrix's stock option granting practices.

    CONTACT: Pediatrix Medical Group, Inc., Fort Lauderdale
             Bob Kneeley, Director, Investor Relations,
             954-384-0175, x-5300
             bob_kneeley@pediatrix.com